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                                                                   EXHIBIT 21.1

                     SUBSIDIARIES OF PEREGRINE SYSTEMS, INC.


Peregrine Systems GmbH (a German corporation)
Peregrine Systems Limited (an English corporation)
Peregrine Systems BV (a Netherlands corporation)
Peregrine Bridge Subsidiary, Inc. (a Delaware corporation)
Peregrine Systems International Inc. (a Barbados corporation)
Peregrine Asset Management Corporation (a Delaware corporation)
Apsylog S.A. (a French corporation)
Apsylog, Inc. (a California corporation)
Apsylog GmbH (a German corporation)
AGDS S.A. (a French corporation)
Peregrine Systems (Australia) Pty Ltd.
Homer Acquisition Corporation (a Delaware corporation)
Peregrine Systems A/S (a Danish corporation)
XVT Software Inc. (a Delaware corporation)